Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-227909), Form S-3 (File Nos. 333-278362 and 333-279692) and Form S-8 (File Nos. 333-136728, 333-127717, 333-218853, 333-236024, 333-262413, 333-273796, 333-278412 and 333-281529) of Perspective Therapeutics, Inc. and its subsidiaries of our report dated March 28, 2024, except for Note 1, as to which the date is March 26, 2025, relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appears in this Form 10-K.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

March 26, 2025